Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Fourth Quarter Results

WESTBROOK, Maine, January 27, 2006 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenue for the fourth quarter of 2005 increased 16% to $167.0 million from $144.3 million for the fourth quarter of 2004. Earnings per diluted share for the quarter ended December 31, 2005 were $0.60, compared to $0.49 for the same period in the prior year.

          During the quarter ended December 31, 2005, the Company incurred acquisition integration costs of $0.02 per diluted share and income tax expense on the repatriation of foreign earnings under the American Jobs Creation Act of $0.03 per diluted share. During the quarter ended December 31, 2004, the Company incurred acquisition-related costs of $0.02 per diluted share. Excluding the effects of these discrete items in the fourth quarters of 2005 and 2004, adjusted earnings per diluted share grew approximately 28%. The Company believes adjusted earnings per diluted share is a useful financial measure to indicate the results of ongoing operations, excluding significant infrequent items.

          Companion Animal Group (“CAG”) revenue for the fourth quarter of 2005 increased 16% to $135.9 million from $117.3 million for the fourth quarter of 2004. Incremental sales from businesses acquired during 2004 and 2005, consisting of veterinary reference laboratories and a digital radiography business, contributed approximately 5% to CAG revenue growth. Aside from acquisitions, the increased CAG revenue resulted primarily from higher sales of instruments and consumables, laboratory and consulting services, rapid assay products, and, to a lesser extent, computer and digital radiography systems and pharmaceutical products. The unfavorable impact of foreign currency decreased CAG revenue growth by 2%.

          Water segment revenue for the fourth quarter increased 4% to $14.6 million from $14.0 million for the fourth quarter of 2004 primarily due to higher worldwide sales volume. The unfavorable impact of foreign currency decreased Water revenue growth by 3%.

          Food Diagnostics Group (“FDG”) revenue for the fourth quarter increased 27% to $16.4 million from $13.0 million for the fourth quarter of 2004. Incremental sales from businesses acquired in the fourth quarter of 2004 contributed approximately 9% to FDG revenue growth. The remainder of the growth resulted primarily from higher sales volume of established product lines in the production animal diagnostic products business. The unfavorable impact of foreign currency decreased FDG revenue growth by 7%.

IDEXX Announces Fourth Quarter Results
January 27, 2006

          “IDEXX Laboratories wrapped up a strong year in 2005 with organic revenue growth, adjusting for acquisitions and foreign exchange, of nearly 14%, bringing organic growth for the year to 10%,” said Jonathan W. Ayers, President and CEO. “The fourth quarter was a particularly strong quarter for the instrument and consumables business as well as production animal diagnostic products. Solid growth trends in the business, several recent product introductions and the benefits from our focus on world class quality over the last twelve months put us in good position to meet our revenue and profit plans for 2006.”

Additional operating results

          Gross profit for the fourth quarter of 2005 increased $16.0 million, or 23%, to $84.9 million from $68.9 million for the fourth quarter of 2004. As a percentage of revenue, gross profit increased to 51% from 48%. The increase in the gross profit percentage was attributable, in part, to relatively favorable pricing in certain businesses; the net favorable change in the impact of foreign currency rates; higher proportional sales of higher margin products and services; lower costs of slides sold for use in our VetTest® instruments under the agreement with our supplier; and lower acquisition-related costs in the fourth quarter of 2005 compared to the same period of the prior year.

          Research and development (“R&D”) expense for the quarter was $10.6 million compared to $9.4 million for the fourth quarter of 2004. R&D expense was approximately constant as a percentage of total revenue at 6% for the fourth quarters of 2005 and 2004.

           Selling, general and administrative (“SG&A”) expense was $44.1 million, or 26% of revenue, compared to $36.3 million, or 25% of revenue, in the fourth quarter of 2004. The increase in SG&A expense as a percentage of total revenue reflects the investment made to expand our sales and marketing organizations in both the U.S. and Europe, as well as higher integration costs and intangible amortization expenses associated with the businesses acquired in the fourth quarter of 2004 and in 2005. The increase in SG&A expense in total dollars was also attributable to costs incurred to support the operating activities of businesses acquired in the fourth quarter of 2004 and in 2005.

Full year results

          Revenue for the year ended December 31, 2005 increased 16% to $638.1 million from $549.2 million for the year ended December 31, 2004.

          Earnings per diluted share for 2005 were $2.30, a 5% increase over earnings per diluted share of $2.19 for 2004.  In 2005, earnings per diluted share included net expenses of $0.08 resulting from (i) integration costs associated with businesses acquired in the fourth quarter of 2004 and in 2005, including costs incurred in connection with the consolidation of our European production animal diagnostics operations in Bern, Switzerland, and (ii) income tax expense on the repatriation of foreign earnings under the American Jobs Creation Act. In 2004, earnings per diluted share included a net benefit of $0.08 resulting from (i) a reduction in the Company’s provision for income taxes primarily related to the completion of a tax audit through the year 2001 and the receipt of certain state tax benefits, (ii) reductions in the estimated liability for a third party claim, and (iii) a payment received in settlement of certain litigation, offset partly by acquisition-related costs associated with businesses acquired in the fourth quarter of 2004. Excluding the effects of these discrete items in 2005 and 2004, adjusted earnings per diluted share grew approximately 13%.

IDEXX Announces Fourth Quarter Results
January 27, 2006

          Companion Animal Group revenue for the year ended December 31, 2005 increased 16% to $520.8 million from $448.7 million for 2004. Incremental sales from businesses acquired during 2004 and 2005, consisting of veterinary reference laboratories and a digital radiography business, contributed approximately 7% to CAG revenue growth. Aside from acquisitions, the increased CAG revenue resulted primarily from increased sales of instruments and consumables, laboratory and consulting services, rapid assay products, and, to a lesser extent, pharmaceutical products and computer and digital radiography systems.

          Water segment revenue for the year ended December 31, 2005 increased 7% to $56.8 million from $53.1 million in 2004 primarily due to higher worldwide sales volume.

          Food Diagnostics Group revenue for the year ended December 31, 2005 increased 28% to $60.5 million from $47.4 million in 2004. Incremental sales from businesses acquired in the fourth quarter of 2004 contributed approximately 11% to FDG revenue growth. The remainder of the growth resulted primarily from higher sales volume of established product lines in the production animal products business.

Outlook

          The Company offers the following revised guidance for the full year of 2006:

•	Revenue is expected to be approximately $700 to $710 million.

•

Diluted earnings per share are expected to be approximately $2.40 to $2.50, which includes the expensing of equity-based compensation as required by Statement of Financial Accounting Standards No. 123 (revised 2004).

IDEXX Laboratories to Present at Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device Conference

          The Company also announced today that it will participate in the Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device Conference. Jonathan W. Ayers, President and CEO, is scheduled to make a presentation on the Company on Tuesday, February 7, 2006 at 10:20 a.m. (ET) at the Grand Hyatt in New York City. Individuals can access the live webcast audio presentation through a link on the home page of the IDEXX Laboratories Web site, idexx.com. An archived edition of the presentation will be available for 14 days via the same link.

IDEXX Announces Fourth Quarter Results
January 27, 2006

About IDEXX Laboratories

           IDEXX Laboratories, Inc. is a leader in companion animal health, serving practicing veterinarians around the world with innovative, technology-based offerings, including a broad range of diagnostic products and services, practice-management systems and therapeutics. Our products enhance the ability of veterinarians to provide advanced medical care and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 3,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to develop, license or obtain rights to new technologies; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition and technological change on the markets for the Company’s products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of our products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the effects of government regulatory decisions, customer demand, pricing and other factors on the realizability of the Company’s inventories; the Company’s ability to manufacture complex biologic products; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

IDEXX Announces Fourth Quarter Results
January 27, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data
(Unaudited)

		Three Months Ended		Twelve Months Ended

		December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Revenue:	Revenue	$166,970	$144,274	$638,095	$549,181
Expenses and Income:	Cost of revenue	82,054	75,363	315,195	270,164

	Gross profit	84,916	68,911	322,900	279,017
	Sales and marketing	26,769	22,916	101,990	85,710
	General and administrative	17,327	13,347	64,631	49,870
	Research and development	10,636	9,373	40,948	35,402

	Income from operations	30,184	23,275	115,331	108,035
	Interest income, net	849	753	3,141	3,068

	Income before provision for income taxes and partner’s interest	31,033	24,028	118,472	111,103
	Provision for income taxes	11,137	7,172	40,670	33,165
	Partner’s share of consolidated loss	(131)	(79)	(452)	(394)

Net Income:	Net income	$20,027	$16,935	$78,254	$78,332

	Earnings per share: Basic	$0.63	$0.51	$2.41	$2.29

	Earnings per share: Diluted	$0.60	$0.49	$2.30	$2.19

	Shares outstanding: Basic	32,032	33,462	32,521	34,214

	Shares outstanding: Diluted	33,627	34,845	34,055	35,800

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Twelve Months Ended

		December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Key Operating	Gross profit	50.9%	47.8%	50.6%	50.8%
Ratios (as a	Sales, marketing, general and administrative expense	26.4%	25.2%	26.1%	24.6%
percentage of	Research and development expense	6.4%	6.5%	6.4%	6.5%
revenue):
	Income from operations	18.1%	16.1%	18.1%	19.7%

International	International revenue	$59,153	$51,578	$225,789	$175,566
Revenue:
	International revenue as percentage of total revenue	35.4%	35.8%	35.4%	32.0%

IDEXX Announces Fourth Quarter Results
January 27, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Twelve Months Ended

		December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Revenue:	Companion Animal Group	$135,942	$117,310	$520,830	$448,687
	Water	14,606	14,003	56,760	53,098
	Food Diagnostics Group	16,422	12,961	60,505	47,396

	Total	$166,970	$144,274	$638,095	$549,181

Gross Profit:	Companion Animal Group	$65,396	$52,985	$250,409	$214,927
	Water	9,951	9,333	38,277	35,885
	Food Diagnostics Group	9,569	6,593	34,214	28,205

	Total	$84,916	$68,911	$322,900	$279,017

Income from Operations:	Companion Animal Group	$21,369	$16,101	$82,970	$77,123
	Water	6,653	6,255	25,974	24,259
	Food Diagnostics Group	3,038	1,577	9,894	9,831
	Other	(876)	(658)	(3,507)	(3,178)

	Total	$30,184	$23,275	$115,331	$108,035

Gross Profit	Companion Animal Group	48.1%	45.2%	48.1%	47.9%
(as a percentage of	Water	68.1%	66.7%	67.4%	67.6%
revenue):	Food Diagnostics Group	58.3%	50.9%	56.5%	59.5%

Income from	Companion Animal Group	15.7%	13.7%	15.9%	17.2%
Operations (as a	Water	45.5%	44.7%	45.8%	45.7%
percentage of revenue):	Food Diagnostics Group	18.5%	12.2%	16.4%	20.7%

IDEXX Announces Fourth Quarter Results
January 27, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

		Three Months Ended

		December 31, 2005	December 31, 2004	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change Net of Currency Effect

Net CAG Revenue:	Instruments and consumables	$59,181	$52,840	$6,341	12.0%	-3.4%	15.4%
	Rapid assay products	22,815	20,645	2,170	10.5%	-0.8%	11.3%
	Laboratory and consulting services	39,527	33,575	5,952	17.7%	-2.9%	20.6%
	Computer systems and digital radiography	10,763	7,764	2,999	38.6%	-0.1%	38.7%
	Pharmaceutical products	3,656	2,486	1,170	47.1%	—	47.1%

	Net CAG revenue	135,942	117,310	18,632	15.9%	-2.5%	18.4%
Net Water Revenue:	Water	14,606	14,003	603	4.3%	-2.5%	6.8%

Net FDG Revenue:	Production animal products	12,569	8,894	3,675	41.3%	-7.9%	49.2%
	Dairy-testing products	3,853	4,067	(214)	-5.3%	-3.5%	-1.8%

	Net FDG revenue	16,422	12,961	3,461	26.7%	-6.5%	33.2%

Net Revenue:		$166,970	$144,274	$22,696	15.7%	-2.9%	18.6%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended December 31, 2004 to the three months ended December 31, 2005.

		Twelve Months Ended

		December 31, 2005	December 31, 2004	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change Net of Currency Effect

Net CAG Revenue:	Instruments and consumables	$217,537	$197,939	$19,598	9.9%	—	9.9%
	Rapid assay products	100,255	93,506	6,749	7.2%	0.2%	7.0%
	Laboratory and consulting services	156,425	118,596	37,829	31.9%	-0.3%	32.2%
	Computer systems and digital radiography	32,589	28,163	4,426	15.7%	0.2%	15.5%
	Pharmaceutical products	14,024	10,483	3,541	33.8%	—	33.8%

	Net CAG revenue	520,830	448,687	72,143	16.1%	—	16.1%
Net Water Revenue:	Water	56,760	53,098	3,662	6.9%	0.3%	6.6%

Net FDG Revenue:	Production animal products	44,945	31,690	13,255	41.8%	-0.3%	42.1%
	Dairy-testing products	15,560	15,706	(146)	-0.9%	0.3%	-1.2%

	Net FDG revenue	60,505	47,396	13,109	27.7%	-0.1%	27.8%

Net Revenue:		$638,095	$549,181	$88,914	16.2%	—	16.2%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the twelve months ended December 31, 2004 to the twelve months ended December 31, 2005.

IDEXX Announces Fourth Quarter Results
January 27, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31, 2005	December 31, 2004

Assets:	Current Assets:
	Cash and cash equivalents	$67,151	$47,156
	Short-term investments	65,580	90,116
	Accounts receivable, net	71,688	65,639
	Inventories	69,369	76,424
	Other current assets	25,457	22,257

	Total current assets	299,245	301,592

	Long-term Investments	—	19,687

	Property and equipment - cost	142,777	137,851
	Less: accumulated depreciation	77,080	75,221

	Property and equipment, net	65,697	62,630

	Other long-term assets, net	125,734	130,328

	Total assets	$490,676	$514,237

Liabilities and	Current Liabilities:
Stockholders’	Accounts payable	$19,842	$14,723
Equity:	Accrued expenses	78,208	73,785
	Notes payable	551	1,291
	Deferred revenue	7,965	8,998

	Total current liabilities	106,566	98,797

	Total long-term liabilities	14,800	17,388

	Partner’s interest in subsidiary	300	392

	Stockholders’ Equity:
	Common stock	4,594	4,522
	Additional paid-in capital	437,394	410,817
	Deferred equity-based compensation	1,316	665
	Retained earnings	396,936	318,682
	Treasury stock, at cost	(472,096)	(348,327)
	Accumulated other comprehensive income	866	11,301

	Total stockholders’ equity	369,010	397,660

	Total liabilities and stockholders’ equity	$490,676	$514,237

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		December 31, 2005	December 31, 2004

Key	Total cash, cash equivalents and investments	$132,731	$156,959
Balance Sheet	Days sales outstanding	38	39
Information:	Inventory turns(1)	2.4	1.9

(1) Reported inventory turns as of December 31, 2005 are favorably impacted by the timing of contractual inventory receipts subsequent to December 31, 2005. We expect future inventory turns to be consistent with our historical range of 1.5 to 2.0 turns per year

IDEXX Announces Fourth Quarter Results
January 27, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Twelve Months Ended

		December 31, 2005	December 31, 2004

Operating:	Cash Flows from Operating Activities:
	Net income	$78,254	$78,332
	Non-cash charges	28,103	30,684
	Changes in current assets and liabilities, net of acquisitions and disposals	10,195	(13,637)

	Net cash provided by operating activities	$116,552	$95,379

Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	44,261	48,896
	Purchase of property and equipment	(24,199)	(29,065)
	Net proceeds from sales of land and buildings	2,751	—
	Acquisition of businesses and intangible assets	(7,604)	(53,942)
	Acquisition of equipment leased to customers	(2,615)	(2,640)

	Net cash provided (used) by investing activities	$12,594	$(36,751)

Financing:	Cash Flows from Financing Activities:
	Repayments of notes payable	(2,057)	(356)
	Purchase of treasury stock	(123,769)	(129,191)
	Proceeds from the exercise of stock options	18,841	19,376

	Net cash used by financing activities	$(106,985)	$(110,171)

	Net effect of exchange rate changes	(2,166)	1,757

	Net increase (decrease) in cash and cash equivalents	19,995	(49,786)

	Cash and cash equivalents, beginning of period	47,156	96,942

	Cash and cash equivalents, end of period	$67,151	$47,156

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

		Twelve Months Ended

		December 31, 2005	December 31, 2004

Free Cash Flow:	Net cash provided by operating activities	$116,552	$95,379
	Purchase of property and equipment	(24,199)	(29,065)
	Acquisition of equipment leased to customers	(2,615)	(2,640)

	Free cash flow	$89,738	$63,674

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets. Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases

	Three Months Ended		Twelve Months Ended

	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Total number of shares purchased	499,700	685,100	1,992,900	2,413,400
Average price paid per share	$69.98	$51.36	$62.11	$53.37